SCHEDULE 14A

(RULE 14A 101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

Transcept Pharmaceuticals, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

DECEMBER 19, 2013

To Our Stockholders:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Transcept Pharmaceuticals, Inc., a Delaware corporation (“Transcept”), will be held on Thursday, December 19, 2013, at 8:00 a.m., local time, at the offices of Latham & Watkins LLP located at 140 Scott Drive, Menlo Park, California 94025, to vote on two proposals from a group of stockholders (the “stockholder group”) comprised of Roumell Asset Management, LLC, Retrophin, Inc. and SC Fundamental Value Fund:

1.	To request that the Board of Directors (the “Board”) take all actions necessary to eliminate the Tax Benefit Preservation Plan, dated as of September 13, 2013, by and between Transcept and American Stock Transfer & Trust Company, LLC. The Board unanimously recommends a vote “AGAINST” this proposal.

2.	To remove, without cause, as directors of Transcept each of Christopher B. Ehrlich, Glenn A. Oclassen, Jake R. Nunn, G. Kirk Raab and each person, if any, nominated, appointed or elected by the Board after October 2, 2013 and prior to this Special Meeting to become a member of the Board at any future time or upon any event. The Board unanimously recommends a vote “AGAINST” this proposal.

The Special Meeting was called at the request of the stockholder group.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. The two proposals stated above are the only proposals to be acted upon at the Special Meeting. Therefore, in accordance with Section 2.3 of our bylaws and Section 222(a) of the Delaware General Corporation Law, no other business will be conducted. Any proposals other than those set forth above will be disregarded in their entirety. Only stockholders of record at the close of business on November 5, 2013 are entitled to notice of, to vote at, and to attend the Special Meeting.

This special meeting is extremely important for all Transcept stockholders in light of the attempt by the stockholder group to effect changes that would threaten Transcept’s net operating loss carry forwards and leave a majority of the seats on the Board vacant. Your vote is critical. Whether or not you plan to attend the Special Meeting, and regardless of the number of shares of Common Stock you own, we urge you to vote “AGAINST” Proposals 1 and 2 by signing, dating and delivering the enclosed WHITE proxy card, by mail (using the enclosed postage-paid envelope) as promptly as possible.

The Board urges you not to sign or return any proxy card that may be sent to you by any member of the stockholder group, even as a protest vote against the stockholder group. If you previously voted a proxy card provided by these entities, you have every legal right to change your vote. You can do so simply by using the enclosed WHITE proxy card to vote today. Only your latest dated proxy card will count. If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, MacKenzie Partners, Inc., via email at tspt@mackenziepartners.com or toll-free at (800) 322-2885.

Sincerely,

/s/ G. Kirk Raab

G. Kirk Raab
Chairman of the Board of Directors

December 9, 2013

Dear Stockholders:

We have called a special meeting (the “Special Meeting”) of the stockholders of Transcept Pharmaceuticals, Inc. (“Transcept”) at the request of a stockholder group consisting of Roumell Asset Management, LLC, Retrophin, Inc. and SC Fundamental Value Fund, L.P. (the “stockholder group”). The only purpose of the Special Meeting is to consider the proposals that are described in the Transcept Notice of Special Meeting, and more fully addressed in Transcept’s proxy materials accompanying this letter. The sole business that may be considered at the Special Meeting are the matters set forth in Transcept’s Notice of Special Meeting. No other business will be conducted at the Special Meeting. We encourage you to read all of these materials carefully, and then vote the enclosed WHITE proxy card AGAINST each of the proposals.

The Board of Directors (the “Board”) and management of Transcept oppose both of the stockholder group’s proposals to be voted upon at the Special Meeting. These proposals seek to eliminate Transcept’s Tax Benefit Preservation Plan and to remove, without cause, each of Christopher B. Ehrlich, Glenn A. Oclassen, Jake R. Nunn and G. Kirk Raab from Transcept’s Board. Approval of these proposals would, we believe, threaten the value of Transcept’s cumulative net operating loss carry forwards and remove several members of Transcept’s highly qualified Board, each of whom was carefully selected by Transcept’s Nominating and Corporate Governance Committee and elected by Transcept’s stockholders.

The Board is deeply committed to Transcept, its stockholders and enhancing stockholder value. In the Board’s opinion, the stockholder group’s proposals are not in the best interests of all Transcept stockholders. We believe the stockholder group is attempting to seize control of Transcept and we do not believe that a group of minority stockholders should exert such disproportionate influence in your company.

The Board has initiated a strategic plan and has engaged a strategic and financial advisor specifically to explore a range of alternatives to enhance stockholder value, including a sale of the Company, a business combination, partnership opportunities and distribution of all or a significant amount of cash to stockholders. In particular, we are actively seeking a merger partner and intend to continue this effort into the first quarter of 2014, while continuing to remain open to all stockholder value enhancing opportunities. We are evaluating a range of alternatives, some of which may result in a transaction with a partial distribution of cash to stockholders concurrent with the transaction. In addition, we are continuing to develop TO-2070, our DHE product candidate for the treatment of acute migraine, through the completion of preclinical safety studies, but not including the initiation of a Phase 1 human pharmacokinetic study. We believe that the continued development of TO-2070 through a successful completion of pre-clinical safety studies will add value to the asset that may be recognized in a potential transaction. If we cannot identify a transaction in the first quarter 2014, we intend to proceed with a liquidation of the Company and a distribution of cash to our stockholders. For these reasons, among others, the Board is soliciting proxies AGAINST the proposals from the stockholder group. We urge you to join the Board in opposing these proposals by voting “AGAINST” the proposals.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSALS 1 AND 2 ON THE ENCLOSED WHITE PROXY CARD TODAY.

Your vote is important regardless of the number of shares you own. The Board urges you to show your support for Transcept by signing, dating and delivering the enclosed WHITE proxy card, as promptly as possible, by mail (using the enclosed postage-paid envelope). If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, MacKenzie Partners, Inc., via email at tspt@mackenziepartners.com or toll-free at (800) 322-2885.

The Board and Transcept’s management will continue to act in the best interests of ALL Transcept stockholders. We appreciate your continued support.

Sincerely,

/s/ G. Kirk Raab

G. Kirk Raab
Chairman of the Board of Directors

December 9, 2013

YOUR VOTE IS IMPORTANT

THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY TRANSCEPT PHARMACEUTICALS, INC., ON BEHALF OF ITS BOARD OF DIRECTORS, FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 19, 2013. THE PROXY STATEMENT AND THE RELATED PROXY FORM ARE BEING DISTRIBUTED ON OR ABOUT DECEMBER 9, 2013. YOU CAN VOTE YOUR SHARES USING ANY ONE OF THE FOLLOWING METHODS:

•	COMPLETE AND RETURN A WRITTEN PROXY CARD

•	ATTEND THE COMPANY’S SPECIAL MEETING OF STOCKHOLDERS AND VOTE

TELEPHONE AND INTERNET VOTING MAY NOT BE AVAILABLE TO ALL STOCKHOLDERS. ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO VOTE IN ADVANCE AS PROMPTLY AS POSSIBLE BY COMPLETING AND RETURNING THE ENCLOSED WHITE PROXY CARD. SIGNING AND RETURNING THE WHITE PROXY CARD OR SUBMITTING A PROXY THROUGH THE INTERNET OR BY TELEPHONE DOES NOT AFFECT THE RIGHT TO VOTE IN PERSON AT THE SPECIAL MEETING. ANY STOCKHOLDER ATTENDING THE MEETING MAY CHANGE HIS OR HER VOTE EVEN IF HE OR SHE HAS PREVIOUSLY SUBMITTED A VOTE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD DECEMBER 19, 2013:

Our proxy statement, form of WHITE proxy card, and other related materials are available at: www.transcept.com under the heading “Investors” and the subheading “Proxy Materials.”

TRANSCEPT PHARMACEUTICALS, INC.

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

To Be Held on Thursday, December 19, 2013

INFORMATION CONCERNING SOLICITATION AND VOTING

Special Meeting

Your proxy is solicited on the enclosed WHITE proxy card on behalf of the Board of Directors (the “Board”) of Transcept Pharmaceuticals, Inc. for use at the Special Meeting of Stockholders (the “Special Meeting”) to be held at the offices of Latham & Watkins LLP located at 140 Scott Drive, Menlo Park, California 94025, on Thursday, December 19, 2013, at 8:00 a.m., local time, and any postponement or adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting of Stockholders. Our principal executive offices are located at 1003 West Cutting Blvd., Suite 110, Point Richmond, California 94804 and our main telephone number is (510) 215-3500.

On October 3, 2013, we received a request from Roumell Asset Management, LLC, Retrophin, Inc. and SC Fundamental Value Fund, L.P. (the “stockholder group”) to hold a special meeting of stockholders to vote on certain proposals concerning our Tax Benefit Preservation Plan and the removal, without cause, of each of Christopher B. Ehrlich, Glenn A. Oclassen, Jake R. Nunn and G. Kirk Raab from our Board.

These proposals are NOT endorsed by our Board. We urge stockholders NOT to vote any proxy card that you may receive from the stockholder group. Instead, our Board urges you to use the WHITE proxy card to vote “AGAINST” each of these proposals. OUR BOARD URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY THE STOCKHOLDER GROUP.

We are not responsible for the accuracy of any information provided by or relating to the stockholder group contained in any proxy solicitation materials filed or disseminated by, or on behalf of, the stockholder group or any other statement that the stockholder group may otherwise make. The stockholder group chooses which of our stockholders receive their respective proxy solicitation materials.

Background

On February 5, 2013, Roumell Asset Management, LLC (“Roumell”) and certain affiliated entities filed a Schedule 13G with the SEC stating that they had acquired an aggregate of 956,250 shares of our Common Stock. According to a Form 4 filed with the SEC on December 5, 2013, Roumell held 2,230,181 shares of our stock.

On August 2, 2013, SC Fundamental Value Fund, L.P. (“SC Fundamental”) and certain affiliated entities filed a Schedule 13G with the SEC stating that they had acquired an aggregate of 1,265,365 shares of our stock. According to a Schedule 13D/A filed with SEC on October 4, 2013, SC Fundamental held 1,267,115 shares of our stock.

On August 7, 2013, our senior management spoke with representatives of SC Fundamental regarding SC Fundamental’s suggestion of a potential share repurchase. Our Board and senior management disagreed with the need for a share repurchase at the time, but agreed to continue to evaluate whether a share repurchase or other corporate action would be in the best interests of stockholders. On August 9, 2013, SC Fundamental delivered a letter to our senior management regarding its suggestion of a potential share repurchase and certain compensation matters. On August 22, 2013, Glenn A. Oclassen, our Chief Executive Officer, spoke with representatives of SC Fundamental regarding our Board’s discussion of that letter. Mr. Oclassen reiterated the Board’s and management’s position that a share repurchase was not appropriate at that time, but that we continued to evaluate all possible corporate actions, including a share repurchase. On August 28, 2013, SC Fundamental delivered another letter regarding their suggestion of a potential share repurchase and our future operating plans.

On September 4, 2013, Roumell delivered a letter to our Board regarding its suggestion of a potential share repurchase.

On September 6 and 10, 2013, Retrophin, Inc. (“Retrophin”) delivered an unsolicited indication of interest to purchase all of our outstanding stock at $3.50 per share. In its communications with Transcept’s management, Retrophin indicated it was accumulating shares of our stock.

On September 13, 2013, we issued a press release announcing the Board’s unanimous adoption of a Tax Benefit Preservation Plan to help preserve the value of our approximately $78 million of net operating losses and other deferred tax benefits (“NOLs”). In making its decision to adopt the Tax Benefit Preservation Plan, the Board considered analyses by our financial and other advisors indicating that the value of these NOLs could be seriously compromised in the event that any party accumulated sufficient shares of our stock to cause us to experience an “ownership change,” as defined under Section 382 of the Internal Revenue Code.

Our senior management and the Board, following consultation with its financial and legal advisors, evaluated Retrophin’s unsolicited indication of interest in purchasing all of our stock at $3.50 per share and determined that it undervalued Transcept. In addition, Retrophin’s indication of interest failed to provide customary evidence of Retrophin’s ability to finance an acquisition of our stock and Retrophin’s publicly-filed balance sheet showed that Retrophin itself had insufficient cash to acquire Transcept. On September 16, 2013, our senior management informed Retrophin that the Board had evaluated and rejected Retrophin’s unsolicited indication of interest to acquire our stock at $3.50 per share. On the same day, Retrophin amended its unsolicited indication of interest to a purchase price of $4.00 per share. On September 18, 2013, Retrophin publicly announced its indication of interest in purchasing our stock at $4.00 per share and sent a letter communicating this to our Board.

On September 19, 2013, Roumell delivered a letter to our Board indicating that Roumell considered the $4.00 per share price in Retrophin’s indication of interest to purchase our shares to be “woefully inadequate” and that it is “highly probable that more interest can be found at higher prices.”

Our senior management and the Board, following consultation with its financial and legal advisors, evaluated Retrophin’s unsolicited indication of interest at $4.00 per share and determined that it continued to undervalue Transcept and that Retrophin again failed to present any credible evidence of Retrophin’s ability to finance its purchase of our stock. Our Board therefore issued a press release on September 25, 2013 stating that our Board had evaluated and rejected Retrophin’s unsolicited indication of interest at $4.00 per share as not in the best interests of Transcept’s stockholders.

On September 26, 2013, Retrophin requested a special exemption under the Tax Benefit Preservation Plan to acquire up to 15% of our outstanding shares of Common Stock. The Board, following consultation with its financial and legal advisors, evaluated the request for a special exemption and on September 30, 2013 issued a press release stating that it had declined the request because granting the exemption could jeopardize the value of the approximately $78 million in NOLs.

On October 3, 2013, the stockholder group delivered a letter to our Board requesting a special meeting of stockholders regarding the proposals described in this proxy statement. We believe that the stockholder group’s special meeting request is deficient in a number of respects. However, rather than forcing the stockholder group to revise the request, we called the Special Meeting to allow all stockholders to make a fully informed decision on these matters.

On October 9, 2013, Retrophin delivered a letter to us demanding access to certain of our books, records and other documentation regarding the Tax Benefit Preservation Plan. On October 16, 2013, we notified Retrophin that its demand failed to comply with the applicable requirements of Delaware law, including failing to state a proper purpose as required by Section 220 of the Delaware General Corporation Law, and we had therefore rejected such demand.

On October 22, 2013, Retrophin again requested a special exemption under the Tax Benefit Preservation Plan to acquire additional of our outstanding shares of Common Stock. On October 29, 2013, we sent a letter to Retrophin stating that their request was deficient under the terms of the Tax Benefit Preservation Plan, but that we would honor the date of their initial request if they timely amended such request to comply with the Tax Benefit Preservation Plan. On November 4, 2013, Retrophin sent a letter to us claiming that its October 29, 2013 request was not deficient. On November 5, 2013, we sent a letter to Retrophin reiterating the deficiencies of Retrophin’s request, but noting that despite Retrophin’s failure to amend its request as required under the Tax Benefit Preservation Plan, we would continue to consider their request.

On October 24, 2013, Retrophin filed a purported derivative suit in the Court of Chancery of the State of Delaware against our current directors. The suit purports to assert claims on behalf of Transcept, and alleges that our Board approved and paid excessive compensation to its directors. The complaint seeks, among other things, a declaration that the compensation paid to the directors is excessive and the approval of such compensation is a breach of the directors’ fiduciary duties, a return of any excessive compensation and payment of Retrophin’s costs and attorney’s fees. Our directors believe the suit is without merit and intend to defend themselves vigorously.

On October 29, 2013, Retrophin sent us a letter requesting that we produce a list of our stockholders and related materials pursuant to Section 220 of the Delaware General Corporate Law. On November 5, 2013, we notified Retrophin that because we could not verify that Retrophin intended to solicit proxies for the Special Meeting, such as by filing a preliminary proxy statement, the request was deficient under Delaware law and we had therefore rejected such request.

During October 2013 and November 2013, our management and certain of our directors and advisors arranged for meetings and telephone calls with Roumell and SC Fundamental to discuss possible strategic alternatives, including a return of cash to stockholders, our operating plans, including development of TO-2070, our dihydroergotamine (“DHE”) product candidate for the treatment of acute migraine, and reducing our operating expenses. On October 22, 2013 and October 23, 2013, Mr. Oclassen and certain of our directors and advisors met with SC Fundamental and Roumell, respectively, to discuss these matters. On October 23, 2013, Roumell emailed us regarding Roumell’s disagreement regarding development of TO-2070. Mr. Oclassen and certain of our advisors initiated telephone calls to SC Fundamental and Roumell on November 4, 2013 regarding our operating plans, including our plans for Intermezzo and to pursue TO-2070, and possible strategic alternatives, including a possible reduction of operating expenses and corporate restructuring in the context of a partial or complete distribution of cash to stockholders. On November 6, 2013, Roumell indicated to Mr. Oclassen that Roumell would consider ceasing pursuit of the Special Meeting and other related activities in the event of a distribution of a significant amount of cash to stockholders. On November 9, 2013, Roumell and certain of our advisors corresponded regarding the possibility of a distribution of cash to our stockholders and related compensation matters. Mr. Oclassen and certain of our advisors initiated a telephone call to Roumell on November 12, 2013 regarding our operating plans and possible strategic alternatives.

On or about October 30, Roumell suggested the possibility of adding another member to our Board. On November 6, 2013, Mr. Oclassen notified Roumell that the Board decided against this action with respect to the particular candidate suggested by Roumell. On December 3, 2013, Roumell sent us a letter nominating two individuals for election to our Board at our annual meeting to be held in 2014.

On November 13, 2013, we announced a reduction of 6 employees, or approximately 43% of our workforce, and a restructuring of our Board to reduce our operating costs. In connection with our workforce reduction, Thomas P. Soloway, our Executive Vice President and Chief Operating Officer, resigned from such position, effective December 31, 2013. On November 20, 2013, Mr. Oclassen and certain of our advisors initiated a telephone call to Roumell to discuss our operating plans and possible strategic alternatives, including our restructuring plan announced on November 13. During this call, Roumell indicated that it would consider withdrawing its request for the Special Meeting if we were willing to publicly state our intent to distribute a significant amount of cash to stockholders by a date certain.

This restructuring is intended to reduce our operating costs in connection with the implementation of our strategic initiatives. We are exploring a range of alternatives to enhance stockholder value with Leerink Swann LLC, our financial and strategic advisor, including a sale of the Company, a business combination, partnership opportunities and distribution of all or a significant amount of cash to stockholders. Our management and advisors have developed and implemented this restructuring plan as rapidly as practicable in order to limit our costs in connection with the implementation of our strategic initiatives. In connection with this restructuring, as well as his new responsibilities as a consultant in the life sciences industry, Mr. Ehrlich voluntarily resigned from the Board, effective December 31, 2013. Mr. Ehrlich is one of the directors named for removal, without cause, under Proposal 2. The Board does not currently intend to fill Mr. Ehrlich’s vacancy prior to the Special Meeting.

We have initiated a strategic plan, which includes the following:

•

Actively seeking a merger partner and intending to continue this effort into the first quarter of 2014, while continuing to remain open to all stockholder value enhancing opportunities. We are evaluating a range of alternatives, some of which may result in a transaction with a partial distribution of cash to stockholders concurrent with the transaction.

•

Continuing to develop TO-2070, our DHE product candidate for the treatment of acute migraine, through the completion of preclinical safety studies, but not including the initiation of a Phase 1 human pharmacokinetic study. We believe that the continued development of TO-2070 through a successful completion of pre-clinical safety studies will add value to the asset that may be recognized in a potential transaction.

•	If we cannot identify a transaction in the first quarter 2014, proceeding with a liquidation of the Company and a distribution of cash to our stockholders.

Further information regarding the calling of the Special Meeting can be found with our SEC filings, which are available at www.sec.gov and www.transcept.com.

Record Date and Share Ownership

Stockholders of record at the close of business on November 5, 2013 (the “Record Date”) are entitled to notice of, to vote at, and to attend the Special Meeting and any postponement or adjournment thereof. Transcept has one series of common shares issued and outstanding, designated as common stock, $0.001 par value per share (the “Common Stock”), and one series of preferred stock, $0.001 par value per share, of which 1,000,000 shares are designated Series A Junior Participating Preferred Stock and 4,000,000 shares are undesignated (collectively, the “Preferred Stock”). As of the Record Date, (i) 100,000,000 shares of Common Stock were authorized and 18,842,388 shares were issued and outstanding, (ii) 4,000,000 shares of undesignated Preferred Stock were authorized and none were issued or outstanding and (iii) 1,000,000 shares of Series A Junior Participating Preferred Stock were authorized and none were issued or outstanding.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by either:

•	Voting a later dated proxy card by mail or, if available, telephone or internet;

•	Delivering to Transcept at its principal offices (Attn: Secretary) a written notice of revocation or a duly executed proxy bearing a later date, or

•	Attending the Special Meeting and voting in person.

If you have previously signed any other proxy card sent to you by someone other than Transcept, you may revoke any vote you may have cast in favor of either proposal by following the instructions for changing your vote, as described above, or by signing and submitting the enclosed WHITE proxy card. Only your latest dated proxy card will be counted at the Special Meeting.

Participants in the Solicitation of Proxies

We are making this solicitation and will bear the entire cost of solicitation of our proxies, including preparation, assembly, printing and mailing of this proxy statement, the WHITE proxy card and any additional information furnished by us to our stockholders. Copies of our solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our Common Stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding our solicitation materials to such beneficial owners. Proxies may be solicited by our directors, officers and regular employees, without additional compensation, in person or by telephone, telegram, advertisement, courier service, or other means of communication (such as e-mail). Information concerning the directors and officers that may participate in the solicitation of proxies is set forth in “Security Ownership of Certain Beneficial Owners and Management,” “Interests of Our Directors” and Annexes I and II to this proxy statement.

We have retained MacKenzie Partners, Inc. (“MacKenzie”) to assist in soliciting proxies from brokers and nominees for the Special Meeting. MacKenzie has advised us that approximately 50 of its employees will be involved in the proxy solicitation by MacKenzie on our behalf. We have agreed that MacKenzie will be paid a fee not to exceed $250,000, plus reimbursement for their reasonable out-of-pocket expenses. In addition, we have agreed to indemnify MacKenzie against certain liabilities arising out of or in connection with its engagement. We expect our total expenses related to the solicitation of proxies in connection with the Special Meeting to be at least $715,000, of which approximately $550,000 has been spent to date.

Voting; Quorum; Abstentions; Broker Non-Votes

On all matters, each share has one vote. Votes cast by proxy or in person at the Special Meeting (“Votes Cast”) will be tabulated by the independent Inspector of Elections (the “Inspector”). The Inspector will also determine whether or not a quorum is present. A quorum must be present at a meeting of stockholders for a vote to be valid. In general, Delaware law and our bylaws provide that a quorum consists of a majority of shares entitled to vote and present or represented by proxy at a meeting of stockholders.

Proposal 1. The advisory vote to request that the Board take all actions necessary to eliminate the Tax Benefit Preservation Plan requires the affirmative vote of a majority of the shares entitled to vote and present, in person or represented by proxy, at the Special Meeting. This vote is only advisory and will not be binding on Transcept.

Proposal 2. The vote to remove, without cause, as directors of Transcept each of Christopher B. Ehrlich, Glenn A. Oclassen, Jake R. Nunn, G. Kirk Raab and each person, if any, nominated, appointed or elected by the Board after October 2, 2013 and prior to this Special Meeting to become a member of the Board at any future time or upon any event, requires the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of our outstanding shares of capital stock.

The Inspector will treat shares that are voted ABSTAIN as being present and entitled to vote for purposes of determining the presence of a quorum. ABSTAIN votes will be treated as Votes Cast against Proposals 1 and 2. When the accompanying WHITE proxy card is properly dated, executed and returned, the shares represented by such WHITE proxies will be voted at the Special Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted:

•	AGAINST the elimination of the Tax Benefit Preservation Plan; and

•	AGAINST the removal, without cause, of the directors specified above.

No other business may come before the Special Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE YOUR SHARES “AGAINST” PROPOSALS 1 AND 2.

If a broker indicates on the enclosed WHITE proxy card or its substitute that such broker does not have discretionary authority as to certain shares to vote on a particular matter (“broker non-votes”), those shares will be considered as present with respect to establishing a quorum for the transaction of business. Any broker non-votes with respect to the proposals set forth in this proxy statement will not count towards the requisite threshold of Votes Cast affirmatively with respect to a particular matter. We believe that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

PROPOSAL 1

ELIMINATION OF TAX BENEFIT PRESERVATION PLAN

THE BOARD RECOMMENDS THAT

STOCKHOLDERS VOTE “AGAINST” THIS PROPOSAL

The stockholder group has made the following proposal to be voted upon at the Special Meeting:

To request that the Board take all actions necessary to eliminate the Tax Benefit Preservation Plan, dated as of September 13, 2013, by and between Transcept and American Stock Transfer & Trust Company, LLC.

Statement of Transcept’s Board Opposing Proposal 1

The Board unanimously recommends that you vote AGAINST Proposal 1. The Board does not believe that this proposal will promote the best interests of Transcept or its stockholders and believes that this proposal has the potential to seriously compromise the value of the Transcept net operating loss carry forwards (“NOLs”).

In September 2013, our Board adopted a tax benefit preservation plan (the “Tax Benefit Preservation Plan”) to help preserve the value of our net operating losses and other deferred tax benefits. At December 31, 2012, we had cumulative NOLs of approximately $78 million, which NOLs can be utilized in certain circumstances to offset future U.S. taxable income. We believe that these NOLs may have meaningful value to all Transcept stockholders in the future in a number of circumstances, including in connection with a sale or merger of Transcept.

The value of the NOLs would be substantially limited if we were to experience an “ownership change” as defined under Section 382 of the Internal Revenue Code. In general, an ownership change would occur if stockholders that own (or are deemed to own) at least five percent or more of the outstanding Transcept Common Stock, on an aggregate basis, increased their cumulative ownership in Transcept by more than 50 percentage points over their lowest cumulative ownership percentage within a rolling three-year period. The Tax Benefit Preservation Plan reduces the likelihood that changes in our investor base would limit future use of its tax benefits, which would significantly impair the value of the benefits to all stockholders. We believe that no ownership change as defined in Section 382 has occurred as of the date of this proxy statement. Accordingly, we believe that the Tax Benefit Preservation Plan is working to support the best interests of all of our stockholders.

The preferred stock purchase rights that were issued pursuant to the Tax Benefit Preservation Plan (the “rights”) will expire on September 12, 2014, unless our stockholders approve the Tax Benefit Preservation Plan prior to that date, in which case the rights will expire on September 12, 2016. The rights may also expire on an earlier date upon the occurrence of certain events, including a determination by our Board that the Tax Benefit Preservation Plan is no longer needed to preserve the tax benefits because of legislative changes, if our Board determines that the tax benefits have been fully used or are no longer available under Section 382, or if an ownership change would not materially impair or limit the tax benefits. The Tax Benefit Preservation Plan was not adopted as an anti-takeover measure, and once the deferred tax assets have been fully used, our Board intends to terminate the Tax Benefit Preservation Plan. The rights may also be redeemed, exchanged or terminated prior to their expiration.

The Tax Benefit Preservation Plan is intended to act as a deterrent to any person acquiring 4.99% or more of the outstanding shares of our Common Stock without the approval of our Board. This protects the NOLs because changes in ownership by a person owning less than 4.99% of our Common Stock are not included in the calculation of “ownership change” for purposes of Section 382 of the Internal Revenue Code. The rights will be exercisable if a person or group, without the approval of our Board, acquires 4.99% or more of our Common Stock. The rights also will be exercisable if a person or group that owned 4.99% or more our Common Stock on September 13, 2013, acquires additional shares (other than as a result of a dividend or a stock split) without

Board approval. If the rights become exercisable, all holders of rights, other than the person or group triggering the rights, will be entitled to purchase our Common Stock at a 50% discount. Rights held by the person or group triggering the rights will become void and will not be exercisable. Accordingly, if the rights are exercised, the ownership of the person or group triggering will be diluted.

Adoption of the Tax Benefit Preservation Plan was among multiple actions we took and continue to take to ensure that we are positioned to achieve our strategic objectives. These actions also include engaging Leerink Swann LLC as our financial and strategic advisor; analyzing and meeting with potential merger partners identified by Leerink Swann LLC; analyzing financial and valuation analyses prepared by Leerink Swann LLC; developing and implementing a significant corporate restructuring, including a major workforce reduction and reduction in compensation to certain directors in order to reduce our operating costs; continuing to develop TO-2070, our DHE product candidate for the treatment of acute migraine, through the completion of preclinical safety studies, but not including the initiation of a Phase 1 human pharmacokinetic study; and continuing to work with Purdue Pharma, our U.S. marketing partner for Intermezzo, to develop and implement strategies to maximize the value of Intermezzo. In light of this strategic plan, we believe that protecting the value of our NOLs is an important component of implementing this plan. Our Board adopted the Tax Benefit Preservation Plan after considering, among other matters, the estimated value of the tax benefits, the potential for diminution upon an ownership change, the risk of an ownership change occurring and input from Leerink Swann LLC, our financial and strategic advisor. The Tax Benefit Preservation Plan is intended to protect these valuable assets for all our stockholders and approval of this Proposal could seriously compromise the value of these assets. IN ORDER TO PROTECT THESE VALUABLE ASSETS, OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL 1.

THE BOARD RECOMMENDS THAT

STOCKHOLDERS VOTE “AGAINST” THE PROPOSAL THAT THE BOARD TAKE ALL ACTIONS NECESSARY TO ELIMINATE THE TAX BENEFIT PRESERVATION PLAN.

PROPOSAL 2

REMOVAL, WITHOUT CAUSE, OF CERTAIN DIRECTORS

THE BOARD RECOMMENDS THAT

STOCKHOLDERS VOTE “AGAINST” THIS PROPOSAL

The stockholder group has made the following proposal to be voted upon at the Special Meeting:

To remove as directors, without cause, each of Christopher B. Ehrlich, Glenn A. Oclassen, Jake R. Nunn,

G. Kirk Raab and each person, if any, nominated, appointed or elected by the Board after October 2, 2013 and prior to this Special Meeting to become a member of the Board at any future time or upon any event.

Statement of Transcept’s Board Opposing Proposal 2

The Board unanimously recommends that you vote AGAINST Proposal 2. The Board believes that the removal of any of these directors would disrupt the implementation of our strategic plan, could adversely impact the value of your investment and is not in the best interests of our stockholders.

Your Board is pursuing, and continues to pursue, a number of key initiatives to increase stockholder value. The goal of our Board is to focus on building stockholder value by:

•

Reducing our overall cash burn through operating cost reductions and organizational restructuring. In November 2013, we announced a reduction of 6 employees, or approximately 43% of our workforce, and a restructuring of our Board to reduce our operating costs. In connection with our workforce reduction, Thomas P. Soloway, our Executive Vice President and Chief Operating Officer, resigned from such position, effective December 31, 2013. In connection with the restructuring of our Board, effective December 31, 2013, Mr. Oclassen shall replace Mr. Raab as Chairman of the Board, and Mr. Raab shall instead serve as Lead Independent Director. In addition, Mr. Ehrlich has resigned from the Board, effective December 31, 2013.

•

Exploring a range of alternatives to enhance stockholder value with Leerink Swann LLC, our financial and strategic advisor, including a sale of the Company, a business combination, partnership opportunities and distribution of all or a significant amount of cash to stockholders. We are actively seeking a merger partner and intend to continue this effort into the first quarter of 2014, while continuing to remain open to all stockholder value enhancing opportunities. We are evaluating a range of alternatives, some of which may result in a transaction with a partial distribution of cash to stockholders concurrent with the transaction. If we cannot identify a transaction in the first quarter 2014, we intend to proceed with a liquidation of the Company and a distribution of cash to our stockholders.

•

Continuing to develop TO-2070, our DHE product candidate for the treatment of acute migraine, through the completion of preclinical safety studies. We believe that the continued development of TO-2070 through a successful completion of pre-clinical safety studies will add value to the asset that may be recognized in a potential transaction. Given the timing of the strategic process described above, we do not intend to initiate a Phase 1 human pharmacokinetic study.

•	Continuing to work with Purdue Pharma, our U.S. marketing partner for Intermezzo, to develop and implement strategies to maximize the value of Intermezzo.

•	Continuing to employ our Board’s and management’s leadership, expertise and industry experience to consider future strategic and product opportunities.

All of the members of the Board that the stockholder group proposes to remove are important to carry out these key initiatives to increase stockholder value. In addition, each of these members possesses extensive relevant experience that is important to the functioning of our Board and our ability to increase stockholder value:

G. Kirk Raab. Mr. Raab has been a member of our Board, serving as Chairman of the Board, since completion of the merger between Transcept Pharmaceuticals, Inc., a privately held company that is referred to in this proxy statement as TPI, and Novacea in January 2009. Prior to completion of the merger, Mr. Raab was a member of the TPI board of directors since October 2003, serving as Chairman of the Board since November 2005. Mr. Raab has served variously as President, Chief Operating Officer, Director and Chief Executive Officer of Genentech and as President, Chief Operating Officer and a Director of Abbott Laboratories. Mr. Raab’s extensive career in the life science industry spans over nearly five decades and includes involvement with over 15 public and private biotechnology companies. His preeminent qualifications and background in the industry are invaluable in guiding Transcept through ongoing development and commercialization efforts and any potential strategic transactions.

In connection with the restructuring of our Board announced in November 2013, Mr. Raab resigned as Chairman of the Board and will instead serve as Lead Independent Director, effective December 31, 2013.

Glenn A. Oclassen. Following a successful career building and managing specialty pharmaceutical companies, Mr. Oclassen has served as our President and Chief Executive Officer, and as a director, since completion of the merger between TPI and Novacea in January 2009. Prior to completion of the merger, Mr. Oclassen served as the President and Chief Executive Officer of TPI and as a member of the TPI board of directors since July 2003. As our President and Chief Executive Officer, Mr. Oclassen has been the public face of Transcept and the Transcept representative in dealings with Shin Nippon Biomedical Laboratories and Purdue Pharma. As we continue to develop TO-2070 and our discussions with Purdue Pharma with regard to maximizing the value of Intermezzo, Mr. Oclassen’s background, experience and relationships will be of crucial importance for a successful outcome.

In connection with the restructuring of our Board announced in November 2013, Mr. Oclassen will replace Mr. Raab as Chairman of the Board, effective December 31, 2013.

Jake R. Nunn. Mr. Nunn has been a member of our Board since completion of the merger between TPI and Novacea in January 2009. Mr. Nunn has been a Partner at New Enterprise Associates, Inc., a venture capital firm, since June 2006. From January 2001 to June 2006, he was a partner and analyst for the MPM BioEquities Fund, a public life sciences fund at MPM Capital, a venture capital firm. Mr. Nunn was previously a healthcare research analyst and portfolio manager at Franklin Templeton Investments and an investment banker with Alex. Brown & Sons (now Deutsche Bank). As a partner of New Enterprise Associates, our second largest stockholder, Mr. Nunn’s interests are in direct alignment with the interests of our stockholders. In his role as a venture capitalist, Mr. Nunn also has extensive experience discovering and evaluating potential product opportunities and value-building strategies.

Christopher B. Ehrlich. Mr. Ehrlich has been a member of our Board since completion of the merger between TPI and Novacea in January 2009. Prior to completion of the merger, Mr. Ehrlich had been a member of the TPI board of directors since October 2005. Mr. Ehrlich currently serves as Managing Director of Locust Walk Partners, a life sciences advisory firm. Prior to joining Locust Walk Partners, Mr. Ehrlich served as a Managing Director at the venture capital firm InterWest Partners, where he focused on investing in and building life sciences companies. Mr. Ehrlich was formerly the Director of Licensing and Business Development at Purdue Pharma and, as such, possesses a deep understanding of product candidate evaluation and development, as well as a relationship with Purdue Pharma. His extensive experience in the life sciences industry and with Purdue Pharma is particularly relevant to our ability to develop TO-2070, evaluate future strategic and product opportunities, and maximize the value of Intermezzo to Transcept.

In connection with the restructuring of our Board announced in November 2013, Mr. Ehrlich resigned from the Board, effective December 31, 2013.

We have explored a range of alternatives to enhance stockholder value with Leerink Swann LLC, our financial and strategic advisor, including a sale of the Company, a business combination, partnership opportunities and distribution of all or a significant amount of cash to stockholders. In particular, we are actively seeking a merger partner and intend to continue this effort into the first quarter of 2014, while continuing to remain open to all stockholder value enhancing opportunities. We are evaluating a range of alternatives, some of which may result in a transaction with a partial distribution of cash to stockholders concurrent with the transaction. In addition, we are continuing to develop TO-2070, our DHE product candidate for the treatment of acute migraine, through the completion of preclinical safety studies, but not including the initiation of a Phase 1 human pharmacokinetic study. We believe that the continued development of TO-2070 through a successful completion of pre-clinical safety studies will add value to the asset that may be recognized in a potential transaction. If we cannot identify a transaction in the first quarter 2014, we intend to proceed with a liquidation of the Company and a distribution of cash to our stockholders. We and Leerink Swann LLC have identified and analyzed multiple potential merger partners and have met with several of such potential partners. In addition, we have worked with Leerink Swann LLC to prepare financial and valuation analyses in connection with a potential merger. We have also taken steps to reduce our operating costs, including a significant workforce and cost reduction announced in November 2013. We further believe that we are much better suited to pursue a merger and to fully capitalize on the value of TO-2070 and Intermezzo with each of these directors continuing to guide our company. We believe that expertise and experience shown by our Board’s prior achievements together with their commitment to increase stockholder value, demonstrates that each of the members of the Board should remain in office. In contrast to the expertise and commitment to increasing stockholder value that these directors bring to Transcept, we believe that the sole purpose of the stockholder group is to seize control of your Board for its own aims.

For additional information regarding each of Messrs. Raab, Oclassen, Nunn and Ehrlich, as well as our other directors and executive officers, please see Annexes I and II to this proxy statement. IN ORDER TO RETAIN OUR ABILITY TO PURSUE OUR STRATEGIC PLANS TO INCREASE STOCKHOLDER VALUE, YOUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL 2.

THE BOARD RECOMMENDS THAT

STOCKHOLDERS VOTE “AGAINST” THE PROPOSAL TO REMOVE AS DIRECTORS,

WITHOUT CAUSE, THE INDIVIDUALS SET FORTH ABOVE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of October 31, 2013 for:

•	each person, or group of affiliated persons, who are known by us to beneficially own more than 5% of our outstanding shares of Common Stock;

•	each of our directors as of October 31, 2013;

•	each of our named executive officers; and

•	all of our current directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of October 31, 2013, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such powers with his or her spouse, with respect to the shares set forth in the following table.

The percentage of ownership is based on 18,842,388 shares of Common Stock outstanding on October 31, 2013, adjusted as required by the rules promulgated by the SEC to determine beneficial ownership. We do not know of any arrangements, including any pledge by any person of securities of Transcept, the operation of which may at a subsequent date result in a change of control of Transcept. Unless otherwise noted, the address of each director and current and former executive officer of Transcept is c/o Transcept Pharmaceuticals, Inc., 1003 West Cutting Blvd., Suite 110, Point Richmond, California 94804.

Name	Amount and Nature of Beneficial Ownership (1)	Percentage of Beneficial Ownership
5% Stockholders

Entities Affiliated with Roumell Entities (2) 2 Wisconsin Circle, Suite 660 Chevy Chase, Maryland 20815	2,276,701	12.1%

Entities Affiliated with New Enterprise Associates (3) 1954 Greenspring Drive, Suite 600 Timonium, MD 21093	2,086,755	11.1%

Entities Affiliated with InterWest Partners Entities (4) 2710 Sand Hill Road, Suite 200 Menlo Park, CA 94025	1,983,884	10.5%

Entities Affiliated with SC Fundamentals (5) 747 Third Avenue, 27th Floor New York, NY 10022	1,267,115	6.7%

Hamilton BioVentures Entities (6) 990 Highland Drive, Suite 314 Solana Beach, CA 92075	906,690	4.8%

Name	Amount and Nature of Beneficial Ownership (1)	Percentage of Beneficial Ownership
Directors and Named Executive Officers

Glenn A. Oclassen (7)	1,165,977	5.9%

Nikhilesh N. Singh (8)	542,951	2.8%

Thomas P. Soloway (9)	376,709	2.0%

G. Kirk Raab (10)	224,676	1.2%

Thomas D. Kiley (11)	141,104	*

John A. Kollins (12)	87,395	*

Frederick J. Ruegsegger (13)	61,275	*

Leone D. Patterson (14)	64,062	*

Christopher B. Ehrlich (15)	51,275	*

Jake R. Nunn (16)	42,275	*

Thomas J. Dietz (17)	22,221	*

All current executive officers and directors as a group (11 persons) (18)	2,779,920	13.3%

*	Beneficial ownership representing less than 1%.
(1)	This table is based upon information supplied by officers and directors and upon information gathered by us about principal stockholders known to us based on Schedules 13D and 13G and related joint filing agreements, and Forms 3 and 4 filed with the SEC and includes number of shares as of October 31, 2013 along with options and warrants exercisable within 60 days of October 31, 2013.
(2)	Comprises (a) 1,952,211 shares held by Roumell Asset Management, LLC (“RAM”), (b) 300,000 shares held by Roumell Opportunistic Value Fund (the “Fund”), and (c) 24,490 shares held by James C. Roumell. Collectively, RAM, the Fund and Mr. Roumell are the beneficial owners of a total of 2,276,701 shares of the Common Stock of the Issuer. RAM is the investment advisor to the Fund. As investment advisor, RAM has investment and voting control over the shares held by the Fund and, therefore, it is the deemed beneficial owner of shares held by the Fund. RAM has been granted discretionary dispositive power over its clients’ securities and in some instances has voting power over such securities. Any and all discretionary authority which has been delegated to RAM may be revoked in whole or in part at any time. Mr. Roumell is the President of RAM and holds a controlling percentage of its outstanding voting securities and, as a result of his position with and ownership of securities of RAM, Mr. Roumell could be deemed the beneficial owner of the shares held by RAM. Mr. Roumell disclaims any deemed beneficial ownership in securities held by RAM, except to the extent of his pecuniary interest therein.
(3)

Comprises (a) 1,103,283 shares held by New Enterprise Associates 12, Limited Partnership (“NEA 12”), (b) 980,142 shares held by New Enterprise Associates 10, Limited Partnership (“NEA 10”), (c) 2,494 shares held by NEA Ventures 2007, L.P. (“Ven 2007”), and (d) 836 shares held by NEA Ventures 2002, L.P. (“Ven 2002”). NEA 12 GP, LLC (“NEA 12 LLC”) is the sole general partner of NEA Partners 12, Limited Partnership (“NEA Partners 12”), which is the sole general partner of NEA 12. The individual managers of NEA 12 LLC are M. James Barrett, Peter J. Barris, Forest Baskett, Ryan D. Drant, Patrick J. Kerins, Krishna ‘Kittu’ Kolluri, and Scott D. Sandell. NEA Partners 12, NEA 12 LLC, and the individual managers of NEA 12 LLC share voting and dispositive power with regard to the shares directly held by NEA 12. NEA Partners 10, Limited Partnership (“NEA Partners 10”) is the sole general partner of NEA 10. The individual general partners of NEA Partners 10 are M. James Barrett, Peter J. Barris, and Scott D. Sandell. NEA Partners 10 and the individual general partners of NEA Partners 10 share voting and dispositive power with regard to the shares directly held by NEA 10. The shares directly held by Ven 2007 are indirectly held by

Karen P. Welsh, the general partner of Ven 2007. Ms. Welsh shares voting and dispositive power with regard to the shares held by Ven 2007. The shares directly held by Ven 2002 are indirectly held by Pamela J. Clark, the general partner of Ven 2002. Ms. Clark shares voting and dispositive power with regard to the shares held by Ven 2002.
(4)	Comprises 1,983,884 shares held by InterWest Partners IX, L.P. InterWest Management Partners IX, LLC is the general partner of InterWest Partners IX, L.P. Philip T. Gianos, W. Stephen Holmes, Gilbert H. Kliman, and Arnold L. Oronsky are managing directors of InterWest Management Partners IX, LLC. Bruce A. Cleveland, Nina Kjellson, Khaled A. Nasr and Douglas A. Pepper are venture members of InterWest Management Partners IX, LLC. Each managing director and venture member of InterWest Management Partners IX, LLC shares voting and dispositive power with respect to shares held by InterWest Partners IX, L.P. and disclaims beneficial ownership of such shares except to the extent of his or her pecuniary interest therein.
(5)	Comprises (a) 1,123,381 shares held by SC Fundamental Value Fund, L.P. (the “Fund”), (b) 141,984 shares held by SC Fundamentals LLC Employee Savings and Profit Sharing Plan (the “Plan”) and (c) 1,750 shares held by David A. Hurwitz. Collectively, the Fund, the Plan and Mr. Hurwitz are the beneficial owners of a total of 1,267,115 shares of our Common Stock. SC Fundamental LLC (“SCFLLC” is the general partner of the Fund. Peter M. Collery, Neil H. Koffler, John T. Bird and David A. Hurwitz, by virtue of their status as members of SCFLLC, the general partner of the Fund, may be deemed to share with the Fund and SCFLLC the power to vote or direct the vote and to dispose or to direct to dispose the disposition of shares of Common Stock of which the Fund is the direct beneficial owner. Peter M. Collery, by virtue of his status as an executive officer of the Plan, may be deemed to share with the Plan the power to vote or direct the vote and to dispose or to direct to dispose the disposition of shares of Common Stock of which the Plan is the direct beneficial owner.
(6)	Comprises 906,690 shares held by Hamilton BioVentures, L.P. Hamilton BioVenture Partners, LLC is the general partner of Hamilton BioVentures, L.P. Kerry Dance, Ph.D. and Richard J. Crosby share voting and dispositive power with respect to shares held by Hamilton BioVentures, L.P. and disclaim beneficial ownership of such shares except to the extent of their pecuniary interests therein.
(7)	Includes 781,720 shares issuable upon exercise of options held by Mr. Oclassen within 60 days of October 31, 2013. Also includes 73,457 shares held by Constance Oclassen, Mr. Oclassen’s wife.
(8)	Includes 459,663 shares issuable upon exercise of options held by Dr. Singh within 60 days of October 31, 2013. Also includes 78,206 shares held by the Singh Family Trust, for which Dr. Singh is not trustee and 295 shares held by Nikki Singh, Dr. Singh’s wife. Dr. Singh disclaims beneficial ownership of the shares held by the Singh Family Trust except to the extent of his pecuniary interest therein.
(9)	Includes 345,475 shares issuable upon exercise of options held by Mr. Soloway within 60 days of October 31, 2013. Also includes 10,401 shares held by the Thomas P. Soloway Revocable Family Trust, for which Mr. Soloway is trustee, and 20,833 shares held by the Thomas P. Soloway 2003 Irrevocable Trust, for which Mr. Soloway is not trustee. Mr. Soloway disclaims beneficial ownership of the shares held by the Thomas P. Soloway 2003 Irrevocable Trust except to the extent of his pecuniary interest therein.
(10)	Includes 106,092 shares issuable upon exercise of options within 60 days of October 31, 2013.
(11)	Includes 42,275 shares issuable upon exercise of options within 60 days of October 31, 2013. Also includes 67,169 shares held by the Kiley Revocable Family Trust, for which Mr. Kiley is trustee. Mr. Kiley disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(12)	Includes 87,395 shares issuable upon exercise of options within 60 days of October 31, 2013.
(13)	Includes 46,275 shares issuable upon exercise of options within 60 days of October 31, 2013.
(14)	Includes 64,062 shares issuable upon exercise of options within 60 days of October 31, 2013.
(15)	Includes 51,275 shares issuable upon exercise of options within 60 days of October 31, 2013. Of these, 41,150 shares issuable upon exercise of options within 60 days of October 31, 2013, are held for the benefit of InterWest Partners pursuant to the partnership agreement between Mr. Ehrlich and InterWest Partners.
(16)	Includes 42,275 shares issuable upon exercise of options within 60 days of October 31, 2013. Mr. Nunn has no voting or dispositive power with regard to any of the above referenced shares held by entities affiliated with New Enterprise Associates and disclaims beneficial ownership of such shares except to the extent of his actual pecuniary interest therein.

(17)	Includes 22,221 shares issuable upon exercise of options within 60 days of October 31, 2013.
(18)	Includes 2,048,728 shares issuable upon exercise of options within 60 days of October 31, 2013.

OTHER MATTERS

Interests of Our Directors

In considering the recommendation of our Board with respect to the proposals described in this proxy statement, you should be aware that our non-employee directors receive the following annual compensation in their capacity as members of our Board, and will therefore no longer be eligible to receive this compensation if they are removed from the Board:

•	$40,000 per year for service as a director;

•	$16,000 per year for service as chairperson of the Audit Committee;

•	$12,000 per year for service as chairperson of the Compensation Committee;

•	$6,000 per year for service as chairperson of the Nominating and Corporate Governance Committee;

•	$6,000 per year for service as a non-chairperson member of the Audit Committee;

•	$5,000 per year for service as a non-chairperson member of the Compensation Committee; and

•	$3,000 per year for service as a non-chairperson member of the Nominating and Corporate Governance Committee.

Mr. Oclassen, the only director who is also an employee of Transcept, receives no separate compensation for services rendered as a director.

The Board has also approved additional annual cash compensation to Messrs. Raab and Kiley of $150,000 and $50,000, respectively, for their contributions to Transcept as Chairman of the Board and Board advisor to us on intellectual property matters, respectively. We also reimburse non-employee directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board or any committee of the Board.

On November 13, 2013, we announced a corporate restructuring plan, which included a restructuring of our Board and reduction in compensation to certain directors. In connection with this restructuring, effective December 31, 2013, Mr. Oclassen shall replace Mr. Raab as Chairman of the Board, and Mr. Raab shall instead serve as Lead Independent Director. Mr. Raab’s annual cash compensation shall decrease by $150,000, offset by $10,000 for his service as Lead Independent Director. Mr. Oclassen will not receive compensation for his service as Chairman of the Board. In addition, Mr. Ehrlich has resigned from the Board, effective December 31, 2013.

On the date of the first regularly scheduled Compensation Committee meeting of each year, commencing in 2013:

•

each individual who continues to serve as a non-employee director on such date receives an automatic option grant to purchase 13,500 shares of Common Stock, provided that such individual has served as a non-employee director of Transcept for at least six months. This option vests in equal monthly installments over 12 months following the date of grant, subject to the director’s continuous service through each vesting date; and

•

each non-employee director serving as Chairman of the Board who continues to serve as Chairman of the Board on such date also receives an automatic option grant to purchase such number of shares of Common Stock as the Board shall determine, provided that such individual has served as Chairman of the Board for at least six months. This option vests in equal monthly installments over 12 months following the date of grant, or otherwise determined by the Board, subject to the director’s continuous service through each vesting date.

Please see “Director Compensation” in our Proxy Statement for our 2013 Annual Meeting of Stockholders, filed with the SEC on April 12, 2013, for more information.

Our Board was aware of these interests and considered them, among other matters, in reaching its decision to unanimously recommend that our stockholders vote AGAINST Proposals 1 and 2.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to the Audit Committee charter, our policy is for the Audit Committee to review and approve any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we are to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest. We have not adopted specific standards for approval of these transactions, but instead the Audit Committee reviews each such transaction on a case-by-case basis.

Transactions with Related Persons

We entered into indemnification agreements with each of our directors and officers, which provide for the advancement of expenses under certain conditions and require us to indemnify its directors and officers to the fullest extent permitted by Delaware law.

Deadline for Receipt of Stockholder Proposals

Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of our bylaws and the rules established by the Securities and Exchange Commission (the “SEC”), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under these requirements, proposals from our stockholders that are intended to be presented by such stockholders at our 2014 Annual Meeting of Stockholders must be addressed to the Secretary and received in writing at Transcept no later than December 12, 2013, unless the date of the 2014 Annual Meeting of Stockholders is more than 30 days before or after June 4, 2014, in which case the deadline is a reasonable time before Transcept begins to print and send its proxy materials. If you wish to submit a proposal that is not to be included in our proxy materials for next year’s annual meeting pursuant to the SEC’s shareholder proposal procedures or to nominate a director, you must do so no later than December 12, 2013; provided that if the date of that annual meeting is more than 30 days before or after June 4, 2014, you must give notice not later than the 120th day prior to the annual meeting date and, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made.

Voting Through the Internet or by Telephone

Stockholders whose shares are registered in the name of a bank or brokerage firm may be eligible to vote electronically through the Internet or by telephone. Many banks and brokerage firms participate in the Broadridge Financial Solutions, Inc. online and telephone program. This program provides eligible stockholders the opportunity to vote through the Internet or by telephone. Voting forms will provide instructions for stockholders whose banks or brokerage firms participate in Broadridge’s online and telephone program. Please refer to the enclosed voting form for instructions on telephone and internet voting.

Registered stockholders should complete and return the enclosed WHITE paper proxy card in the postage-paid envelope provided. Signing and returning the WHITE proxy card does not affect the right to vote in person at the Special Meeting.

The telephone and Internet proxy granting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their proxy granting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting proxies through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that must be borne by the stockholder.

Telephone and Internet voting may not be available to all stockholders. If instructions for Internet or telephone voting are not included with your proxy materials, please vote by submitting a written proxy card in the postage-paid envelope provided.

WE STRONGLY URGE YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY ANYONE OTHER THAN TRANSCEPT.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, MacKenzie Partners, Inc., at:

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll-Free (800) 322-2885 tspt@mackenziepartners.com

Internet Availability of Proxy and Other Materials

This proxy statement, the form of WHITE proxy card and other related materials are available on our website www.transcept.com under the heading “Investors” and the subheading “Proxy Materials.”

How to Obtain Directions to Location of Special Meeting of Stockholders

Our Special Meeting of Stockholders is being held at the time and place set forth above under the heading “General.” If you would like to attend the Special Meeting to vote your shares in person, you can obtain directions to the Special Meeting on our website www.transcept.com under the heading “Investors” and the subheading “Proxy Materials.”

Other Business

The sole business that may be considered at the Special Meeting are the matters set forth in Transcept’s Notice of Special Meeting. However, the WHITE proxy card gives discretionary authority in the event any other matters should be validly presented.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Broadridge Financial Solutions, Inc. may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. “Householding” will continue until you are notified otherwise or until you notify Broadridge or us that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify Broadridge, (2) direct your written request to: Transcept Pharmaceuticals, Inc., 1003 West Cutting Blvd., Suite 110, Point Richmond, California 94804, Attention: Investor Relations or (3) contact our Investor Relations department by telephone at (510) 215-3500. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact Broadridge. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

Other General Information

On January 30, 2009, Novacea, Inc. completed a reverse merger with Transcept Pharmaceuticals, Inc., a privately held company that is referred to in this proxy statement as TPI. As part of the merger the resulting combined company changed its name to Transcept Pharmaceuticals, Inc. and continued the business of TPI as the principal business of the combined entity. In this proxy statement, references to “Novacea” mean Novacea, Inc. prior to the merger and references to “Transcept,” “we,” “our” and “us” mean Transcept Pharmaceuticals, Inc., the publicly-traded combined company resulting from the merger and, as successor to the business of TPI, includes activities taking place with respect to the business of TPI prior to the merger of TPI and Novacea, as applicable.

THE BOARD OF DIRECTORS

Dated: December 9, 2013

ANNEX I—QUALIFICATIONS OF MANAGEMENT AND BOARD OF DIRECTORS

The following table sets forth the ages and present positions for each of our directors and executive officers as of October 31, 2013.

Name	Age	Position
Glenn A. Oclassen	70	President, Chief Executive Officer, Class II Director
Thomas P. Soloway	46	Executive Vice President and Chief Operating Officer
Nikhilesh N. Singh, Ph.D.	55	Senior Vice President and Chief Scientific Officer
John A. Kollins	50	Senior Vice President and Chief Business Officer
Leone D. Patterson	50	Vice President and Chief Financial Officer
Thomas J. Dietz, Ph.D.	50	Class I Director
Christopher B. Ehrlich (1)(2)	43	Class I Director
Thomas D. Kiley (3)	70	Class III Director
Jake R. Nunn (2)	43	Class II Director
G. Kirk Raab (1)(2)	78	Chairman of the Board, Class III Director
Frederick J. Ruegsegger (1)(3)	58	Class I Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

There is no family relationship among any of our directors or executive officers. The biographical information with respect to executive officers and directors set forth below has been furnished by the respective individuals.

Glenn A. Oclassen. Mr. Oclassen has served as our President and Chief Executive Officer, and as a director, since completion of the merger between TPI and Novacea in January 2009. Prior to completion of the merger, Mr. Oclassen served as the President and Chief Executive Officer of TPI and as a member of the TPI board of directors since July 2003. Prior to co-founding TPI, from 1997 to 1999 he was the President and Chief Executive Officer of NextDerm Inc., a dermatology company founded by Mr. Oclassen that was acquired in 1999 by Procyte Corp. From 1986 to 1992, Mr. Oclassen was the Founder, President and Chief Executive Officer of Oclassen Pharmaceuticals, Inc., a dermatologic drug development and marketing company. He served as Chairman from 1992 to February 1997, at which time the company was acquired by Watson Pharmaceuticals, Inc. Mr. Oclassen holds a B.S. in zoology from San Diego State University. We believe Mr. Oclassen’s qualifications to sit on our Board include his pharmaceutical industry experience in multiple capacities from sales and marketing to chief executive positions, including nine years as our President and Chief Executive Officer (inclusive of his service with TPI).

In connection with the restructuring of our Board announced in November 2013, Mr. Oclassen will replace Mr. Raab as Chairman of the Board, effective December 31, 2013.

Thomas P. Soloway. Mr. Soloway has served as our Executive Vice President and Chief Operating Officer since April 4, 2012 and prior to that was our Senior Vice President, Operations and Chief Financial Officer since completion of the merger between TPI and Novacea in January 2009. Mr. Soloway also served as our Chief Financial Officer from April 2012 to June 2012. Prior to completion of the merger, Mr. Soloway served as Chief Financial Officer of TPI since July 2003, and as the Senior Vice President, Operations and Chief Financial Officer of TPI since November 2005. Prior to joining TPI, from 1993 to 2002, Mr. Soloway worked with Montreux Equity Partners, a venture capital firm, in the development, structuring and financing of early stage biotechnology companies. Mr. Soloway holds a B.S. in Entrepreneurial Studies from the University of Southern California and an M.B.A. from Georgetown University.

In connection with the workforce reduction announced in November 2013, Mr. Soloway resigned from such position, effective December 31, 2013.

Nikhilesh N. Singh, Ph.D. Dr. Singh has served as our Senior Vice President and Chief Scientific Officer since completion of the merger between TPI and Novacea in January 2009. Prior to completion of the merger, Dr. Singh served as Senior Vice President and Chief Scientific Officer of TPI since January 2007, and previously served as Vice President and Chief Scientific Officer of TPI from July 2003 to December 2006 and as a member of the TPI board of directors from July 2003 to November 2005. Prior to co-founding TPI, Dr. Singh served in various roles relating to the development, commercialization and marketing of pharmaceutical products at Procter & Gamble Co., a manufacturer of consumer goods and pharmaceuticals, from August 1987 until June 1995, G. D. Searle & Co., a life sciences company that is currently part of Pfizer Inc., from July 1995 until December 1998, and Watson Pharmaceuticals Inc., a pharmaceuticals manufacturer, from January 1999 until October 2001. Dr. Singh holds a B.S. and M.S. in Pharmacy from the University of Bombay, India, and a Ph.D. in Pharmaceutical Sciences from the University of Alberta, Canada.

John A. Kollins. Mr. Kollins has served as our Senior Vice President and Chief Business Officer since June 2012. Prior to that, Mr. Kollins was the managing director and founder of Parnassus Advisors, a life sciences advisory firm, from September 2011 to May 2012 and was a managing director and senior advisor at Locust Walk Partners, a life sciences advisory firm, from December 2009 to September 2011. From March 2007 to October 2009, he served successively as Chief Business Officer, Chief Operating Officer, and Chief Executive Officer and a director of OXiGENE, a publicly-held biopharmaceutical company. From 2005 to 2007, Mr. Kollins was a consultant to healthcare investment firms and life sciences companies. Mr. Kollins has also served in executive, business development and product management roles at various biopharmaceutical companies, including CovX, Renovis and Elan Pharmaceuticals. Mr. Kollins holds a B.S.E. in mechanical engineering and materials science from Duke University and an M.B.A. from the University of Virginia.

Leone D. Patterson. Ms. Patterson has served as our Vice President and Chief Financial Officer since June 2012. Prior to that, Ms. Patterson was Vice President and Corporate Controller of NetApp, a data storage company, from November 2010 to June 2012. Ms. Patterson was Vice President of Finance at Exelixis, a biotechnology company, from July 2007 to November 2010. Prior to that, Ms. Patterson served as Vice President of Global Business Planning and Analysis of the Vaccines and Diagnostics Division of Novartis AG, a pharmaceutical company, from April 2006 to July 2007. From 1999 to 2006, she held several positions, including Vice President, Corporate Controller at Chiron, a biotechnology company. From 1989 to 1999, Ms. Patterson worked in the audit practice of accounting firm KPMG. Ms. Patterson holds a B.S. in business administration and accounting from Chapman University and an Executive M.B.A. from St. Mary’s College. Ms. Patterson is also a Certified Public Accountant (inactive).

Thomas J. Dietz. Dr. Dietz has been a member of our Board since his appointment on April 10, 2013. Dr. Dietz has served as Chairman and CEO of Waypoint Holdings, LLC, a financial services firm, since December 2010. Dr. Dietz was previously co-CEO and then CEO and a director of Pacific Growth Equities, LLC, an investment bank and institutional brokerage firm, from 2004 to January 2009, when the firm was acquired by Wedbush Securities, a financial services firm. Dr. Dietz subsequently served as head of the investment banking division at Wedbush until November 2010. Dr. Dietz joined Pacific Growth in 1993 and served in various roles, including senior roles in equities research and investment banking, prior to taking the CEO role there. Previously, Dr. Dietz was a member of the research faculty in the Department of Medicine, University of California, San Francisco and the VA Medical Center. Dr. Dietz holds a Ph.D. in molecular biology and biochemistry from Washington University in St. Louis. We believe Dr. Dietz’s qualifications to sit on our Board include his medical and research backgrounds and extensive experience in the financial services industry.

Christopher B. Ehrlich. Mr. Ehrlich has been a member of our Board since completion of the merger between TPI and Novacea in January 2009. Prior to completion of the merger, Mr. Ehrlich had been a member of the TPI board of directors since October 2005. Mr. Ehrlich currently serves as Managing Director of Locust Walk Partners, a life sciences advisory firm. He served as a Manager Director at InterWest Partners, a venture capital firm, through January 2013. Mr. Ehrlich joined InterWest Partners in August 2000. Prior to joining InterWest, from 1998 to 2000, Mr. Ehrlich was the Director of Licensing and Business Development at Purdue

Pharma, a pharmaceutical company. Mr. Ehrlich holds a B.A. in government from Dartmouth College and an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University. We believe Mr. Ehrlich’s qualifications to sit on our Board include his experience in life science industry licensing and business development transactions, as a managing director of a life science industry venture capital firm, and as a member of other boards of directors in the life science industry. Mr. Ehrlich has also gained an understanding of Transcept during his seven years of experience in service on our Board (inclusive of his service on the TPI board of directors).

In connection with the restructuring of our Board announced in November 2013, Mr. Ehrlich resigned from the Board, effective December 31, 2013.

Thomas D. Kiley, Esq. Mr. Kiley has been a member of our Board since completion of the merger between TPI and Novacea in January 2009. Prior to completion of the merger, Mr. Kiley was a member of the TPI board of directors since January 2004. Since 1988 he has been an attorney, consultant and investor. From 1980 to 1988, he was an officer of Genentech, Inc., a biotechnology company, serving variously as Vice President and General Counsel, Vice President for Legal Affairs and Vice President for Corporate Development. Mr. Kiley is also a director of Ceres, Inc., a publicly-held agricultural biotechnology company, and was director of Geron Corporation, a publicly-held biopharmaceutical company, until May 2013. Mr. Kiley holds a B.S. in Chemical Engineering from Pennsylvania State University and a J.D. from George Washington University. We believe Mr. Kiley’s qualifications to sit on our Board include his specialized knowledge of intellectual property matters for life science companies, his experience variously as a board member and general counsel for other public companies and his understanding of Transcept and its intellectual property strategy gained during nine years of service to us (inclusive of his service on behalf of TPI and on the TPI board of directors).

Jake R. Nunn. Mr. Nunn has been a member of our Board since completion of the merger between TPI and Novacea in January 2009. Mr. Nunn has been a Partner at New Enterprise Associates, Inc., a venture capital firm, since June 2006. From January 2001 to June 2006, he was a partner and analyst for the MPM BioEquities Fund, a public life sciences fund at MPM Capital, a venture capital firm. Mr. Nunn holds a B.A. in economics from Dartmouth College and an M.B.A. from the Stanford University Graduate School of Business. Mr. Nunn holds the Chartered Financial Analyst designation and is a member of the CFA Society of San Francisco. Mr. Nunn is also a director of Hyperion Therapeutics, a publicly-held biopharmaceutical company. We believe Mr. Nunn’s qualifications to sit on our Board include his twelve years of experience as a partner and analyst with life science industry venture capital firms, his experience as a member of other boards of directors in the industry, and his expertise as a CFA charterholder.

G. Kirk Raab. Mr. Raab has been a member of our Board, serving as Chairman of the Board, since completion of the merger between TPI and Novacea in January 2009. Prior to completion of the merger, Mr. Raab was a member of the TPI board of directors since October 2003, serving as Chairman of the Board since November 2005. From 1985 to 1995, Mr. Raab served variously as President, Chief Operating Officer, Director and Chief Executive Officer of Genentech, Inc., a biotechnology company. From 1981 to 1985, Mr. Raab served as President, Chief Operating Officer and a Director of Abbott Laboratories, a biopharmaceutical company. Since 1995, Mr. Raab has been involved with over 15 public and privately held biotechnology companies, serving as chairman of the board of directors for many of them. Mr. Raab holds a B.A. in political science from Colgate University where he is a Trustee Emeritus. We believe Mr. Raab’s qualifications to sit on our Board include his multidisciplined and principal executive officer experience in the life science industry obtained with companies that are considered leaders in our industry and the substantial understanding of Transcept he has gained during his nine years of service to us (inclusive of his service on the TPI board of directors).

In connection with the restructuring of our Board announced in November 2013, Mr. Raab resigned as Chairman of the Board and will instead serve as Lead Independent Director, effective December 31, 2013.

Frederick J. Ruegsegger. Mr. Ruegsegger has been a member of our Board since completion of the merger between TPI and Novacea in January 2009. Prior to completion of the merger, Mr. Ruegsegger was a member of the Novacea board of directors since February 2008. Mr. Ruegsegger has been a managing director of Four Oaks Partners, a transaction advisory firm, since April 2012. Mr. Ruegsegger served as chief financial officer of Sterigenics International, Inc., a sterilization technology company, from June 2004 until September 2011. Prior to that, Mr. Ruegsegger served as chief financial officer and chief of staff of Sterigenics’ former parent company, Ion Beam Applications, from May 2002 to June 2004. From October 2000 to May 2002, Mr. Ruegsegger provided financial and general management services, generally as a consultant, to a variety of companies including CentPharm, LLC and Phaethon Communications. Mr. Ruegsegger holds a B.S. in Economics from the University of Illinois and a Masters in Management from the J.L. Kellogg Graduate School of Management at Northwestern University. We believe Mr. Ruegsegger’s qualifications to sit on our Board include the financial experience he has gained throughout his career, his qualification as our “audit committee financial expert” under SEC rules and his role as a chief financial officer of a publicly-held company.

ANNEX II—INFORMATION REGARDING PARTICIPANTS IN TRANSCEPT’S

SOLICITATION OF PROXIES

The following table sets forth information concerning all purchases and sales of shares of Transcept common stock by the participants listed above since December 8, 2011. Except for same-day cashless option exercises, none of the purchase price or market value of the shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding the shares.

Name	Date	Number of Common Shares Acquired (Disposed of)
Glenn A. Oclassen

Thomas P. Soloway

Nikhilesh N. Singh, Ph.D.	November 30, 2012	1,145	(*)
	May 31, 2013	2,088	(*)

John A. Kollins

Leone D. Patterson

Thomas J. Dietz, Ph.D.

Christopher B. Ehrlich

Thomas D. Kiley	December 28, 2011	(3,200	)(**)

Jake R. Nunn

G. Kirk Raab

Frederick J. Ruegsegger

(*)	Shares of common stock were purchased under our Employee Stock Purchase Plan.
(**)	Shares of common stock were gifted to a charity by a revocable trust for which Mr. Kiley serves as trustee.

To the best of our knowledge, except as described in this Annex II, no person listed herein, or any of his or her associates, has entered into any agreement or understanding with any person respecting any future employment by us or our affiliates or any future transactions to which we or any of our affiliates will or may be a party, except for customary terms of employment for the positions listed in the corresponding part of Annex I. Except as described in this Annex II, for employee equity awards or for proxies given in connection with our 2013 Annual Meeting of Stockholders, to the best of our knowledge, there are no contracts, arrangements or understandings by any of the persons listed in this Annex II within the past year with any person with respect to any securities of Transcept, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

White Proxy

TRANSCEPT PHARMACEUTICALS, INC.

Proxy Card for Special Meeting of Stockholders of Transcept Pharmaceuticals, Inc. Scheduled for December 19, 2013

THIS PROXY IS SOLICITED BY TRANSCEPT’S BOARD OF DIRECTORS

The undersigned stockholder of Transcept Pharmaceuticals, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated December 9, 2013, and hereby appoints Leone D. Patterson, with full power of substitution, as proxy and attorney-in-fact, on behalf and in the name of the undersigned to represent the undersigned at the Special Meeting of Stockholders of Transcept Pharmaceuticals, Inc. to be held on December 19, 2013 at 8:00 a.m., local time, at the offices of Latham & Watkins LLP located at 140 Scott Drive, Menlo Park, California 94025, and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below. This proxy will be voted in accordance with your instructions specified on the reverse side. If you do not give any specific instructions, this proxy will be voted AGAINST each of Proposals 1 and 2. In addition, the proxy is authorized to vote in her discretion on any other matters that may properly come before the Special Meeting. This proxy revokes all proxies previously given by the undersigned.

Please Sign and Date on Reverse Side.

SPECIAL MEETING OF STOCKHOLDERS OF

TRANSCEPT PHARMACEUTICALS, INC.

December 19, 2013

8:00 a.m., local time, at the offices of Latham & Watkins LLP located at 140 Scott Drive, Menlo Park, CA 94025

THIS PROXY IS SOLICITED BY TRANSCEPT’S BOARD OF DIRECTORS

If you have questions or need assistance voting your shares please contact:

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll-Free (800) 322-2885

email: tspt@mackenziepartners.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

White Proxy

Transcept Pharmaceuticals, Inc.

Proxy Card for Special Meeting of Stockholders of Transcept Pharmaceuticals, Inc.

Scheduled for December 19, 2013 (the “Special Meeting”)

8:00 a.m., local time, at the offices of Latham & Watkins LLP located at 140 Scott Drive, Menlo Park, CA 94025

THIS PROXY IS SOLICITED BY TRANSCEPT’S BOARD OF DIRECTORS

The Board of Directors (the “Board”) unanimously recommends you to vote AGAINST Proposals 1 and 2. This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made with respect to any proposal specified herein, this Proxy will be voted in accordance with the Board of Director’s recommendations.

The Board of Directors recommends you to vote AGAINST Proposal 1.

1.	To request that the Board of Directors take all actions necessary to eliminate the Tax Benefit Preservation Plan, dated as of September 13, 2013, by and between Transcept and American Stock Transfer & Trust Company, LLC:

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors recommends you to vote AGAINST Proposal 2.

2.	To remove, without cause, as directors of Transcept each of Christopher B. Ehrlich, Glenn A. Oclassen, Jake R. Nunn, G. Kirk Raab and each person, if any, nominated, appointed or elected by the Board after October 2, 2013 and prior to the Special Meeting to become a member of the Board at any future time or upon any event:

		FOR REMOVAL	AGAINST REMOVAL	ABSTAIN
1)	Christopher B. Ehrlich	☐	☐	☐
2)	Glenn A. Oclassen	☐	☐	☐
3)	Jake R. Nunn	☐	☐	☐
4)	G. Kirk Raab	☐	☐	☐
5)	Any other person elected or appointed to the Board of Transcept since October 2, 2013 to become a member of the Board at any future time or upon any event.	☐	☐	☐

If any other matters properly come before the meeting, the persons named in this Proxy will vote the shares represented by this Proxy in their discretion.

Date:                    , 2013

Signature

Signature (if held jointly)

Note: Please sign exactly as name(s) appear(s) hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.